Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 25, 2016, with respect to the consolidated financial statements, financial statement schedule and internal control over financial reporting included in the Annual Report of Gentherm Incorporated and subsidiaries on Form 10-K for the year ended December 31, 2015. We consent to the incorporation by reference of said reports in the Registration Statements of Gentherm Incorporated and subsidiaries on Forms S-3 (File Nos. 333-181976 and 333-186806) and on Forms S-8 (File Nos. 333-44007, 333-61632, 333-100811, 333-139868, as amended, 333-164990, as amended, 333-176884, as amended, 333-181975, as amended, and 333-189442).

/s/ GRANT THORNTON LLP

Southfield, Michigan

February 25, 2016